Pricing Sheet dated February 22, 2010 relating to

Offering Summary No. 2010-MTNDD483 dated January 25, 2010

and Preliminary Pricing Supplement No. 2010-MTNDD483,

subject to completion, dated January 25, 2010

Filed pursuant to Rule 433

Registration Statement Nos. 333-157386 and 333-157386-01

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Index LASERSSM Based on the Value of Dow Jones Industrial AverageSM due February 26, 2013

Index LeAding StockmarkEt Return Securities

PRICING TERMS – FEBRUARY 22, 2010
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Index LASERSSM are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest.
Pricing date:	February 22, 2010
Original issue date:	February 25, 2010
Maturity date:	February 26, 2013
Underlying index:	Dow Jones Industrial AverageSM
Aggregate principal amount:	$2,680,000
Payment at maturity per Index LASERSSM:	The payment at maturity per $10 Index LASERSSM will equal $10 plus the index return amount
Index return amount:

If the value of the underlying index is greater than 7,268.366, 70% of the initial index value, at all times after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will equal:

$10 × (the greater of (x) the index percent change and (y) the fixed percentage)

If the value of the underlying index is less than or equal to 7,268.366, 70% of the initial index value, at any time after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will equal:

$10 × the index percent change

This amount could be less than or equal to the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Index LASERSSM.

Fixed percentage:	12% (3.996% per annum on a simple interest basis)
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	10,383.38, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	February 21, 2013, subject to adjustment for non-index business days and certain market disruption events
Interest:	None
Stated principal amount:	$10 per Index LASERSSM
Issue price:	$10 per Index LASERSSM (See “Underwriting fee and issue price” below)
CUSIP:	17314V676
ISIN:	US17314V3763
Listing:	The Index LASERSSM will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in the related offering summary.

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per Index LASERSSM	$10.0000	$0.3000	$9.7000
Total	$2,680,000	$80,400	$2,599,600
(1)

The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Index LASERSSM purchased by that investor. The lowest price payable by an investor is $9.9000 per Index LASERSSM. Please see “Syndicate Information” on page 8 of the related offering summary for further details.

(2)

Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.3000 for each Index LASERSSM they sell. See “Fees and selling concessions” on page 7 of the related offering summary. The selling concession may be reduced for volume purchase discounts depending on the aggregate amount of Index LASERSSM purchased by an investor. See “Syndicate Information” on page 8 of the related offering summary.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE OFFERING SUMMARY AND PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Offering Summary filed on January 25, 2010:

http://www.sec.gov/Archives/edgar/data/1318281/000119312510012192/dfwp.htm

Preliminary Pricing Supplement filed on January 25, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510012173/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE INDEX LASERSSM ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The “Dow Jones Industrial AverageSM” is a trademark of Dow Jones & Company, Inc. and has been licensed for use. The securities based on the Dow Jones Industrial AverageSM are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc., and Dow Jones & Company, Inc. makes no representation regarding the advisability of investing in the securities.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.